Exhibit 99.1

JBI, Inc. Announces Operations Update

•	Fuel production increases in 4th quarter
•	Successful stack test on 2nd processor
•	Fabrication supply delay causes delay in completion of 3rd processor
•	Revised positive cash flow timing

Niagara Falls, New York, February 11, 2013 - JBI, Inc. (the “Company” or “JBI”)(OTCQB: JBII) today announced an update on its Plastic2Oil® (“P2O®”) business operations, reflecting increased fuel production, a successful stack test on processor two, fabrication supplier delays, and revised expectations for achieving positive operating cash flow.

Based on preliminary results, total fuel production in the fourth quarter of 2012 increased over total amounts produced in the third quarter of 2012, and was greater than any other fiscal quarter in the Company’s history. The Company believes that production would have been higher if it had not experienced significant downtime in December associated with a planned stack test on the Company’s second processor. This stack test was performed to procure permits that would allow JBI the option of processing heat transfer fluid in conjunction with its plastic feedstock to optimize the yield per hour of the processors. This test was successful, producing data that confirmed extremely low emission levels at high feed rates. Performance of the stack test adversely affected fuel production during December 2012 due to the time necessary to prepare for and conduct the test.

JBI’s Chief Operating Officer Tony Bogolin stated, “While we had an improved quarter in terms of total production, we continue to pursue methods to further increase production. We’re focusing our efforts on achieving consistent production from our processors.” He continued, “The technology is sound, our goal is to achieve these results day in and day out, which is a direct function of achieving satisfactory processor uptime. We are making continued headway in regards to processor uptime and we expect in the near future we will achieve targeted uptimes.”

As previously disclosed, the Company’s third processor is currently being assembled at its Niagara Falls plant, however, due to recent fabrication delays, the Company anticipates that this processor will not produce fuel until sometime in the second quarter of 2013. The Company had previously expected to have this processor online during the first quarter of 2013.  These delays will preclude the Company from achieving cash-flow positive results during the first quarter of 2013, as previously communicated. The Company intends to provide updated guidance in its upcoming annual report.

In addition to the progress at the Niagara Falls location, the Company continues to work on development of its second plant to be located in Jacksonville, Florida. Currently, the Company is evaluating engineering options to maximize feedstock throughput for processors that will be located at that site, in addition to site design and construction activities related to plant infrastructure.

JBI’s Chief Executive Officer Kevin Rauber stated, “We are encouraged by our progress and fuel production, but disappointed by continued fabrication delays. The JBI team remains highly focused on building a platform to capitalize on its world class technology. We remain committed to executing our business plan and making cash-flow positive results a reality.”

More information in regards to operations in the fourth quarter and full 2012 fiscal year will be available in JBI’s upcoming Annual Report on Form 10-K, to be filed Securities and Exchange Commission on or before March 18, 2013.

About JBI, Inc.

JBI, Inc. is a clean energy company that recycles waste plastic into liquid fuels. JBI’s proprietary Plastic2Oil technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com.

Forward Looking Statements

This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 19, 2012, as amended on April 30, 2012, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT

Chris Irons
JBI, Inc. Investor Relations
1.716.471.5995
ir@jbi.net

MEDIA INQUIRIES

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or please visit the JBI, Inc. Newsroom at
http://www.plastic2oil.com